Exhibit 99(d)(40)(i)

Transamerica Asset Management, Inc. P.O. Box 9012 Clearwater, Florida 33758-9012 727-299-1800

March 22, 2011

AEGON USA Investment Management, LLC
ATTN: Stephanie M. Phelps, Senior Vice President & Chief Financial Officer
4333 Edgewood Road NE
Cedar Rapids, IA 52499

RE:	Transamerica Funds
Transamerica AEGON Short-Term Bond

Dear Ms. Phelps:

          This letter is being executed in connection with a certain fee waiver under the Sub-Advisory Agreement dated March 22, 2011, between Transamerica Asset Management, Inc. (“TAM”) and AEGON USA Investment Management, LLC (“AUIM”) on behalf of the above-referenced fund (the “Fund”). This letter expresses certain understandings between TAM, adviser to the Fund, and AUIM, sub-adviser to the Fund.

          Effective March 22, 2011, AUIM hereby agrees to waive voluntarily its sub-advisory fee as follows:

0.05% of the first $250 million of average daily net assets;
0.05% of average daily net assets over $250 million up to $500 million;
0.05% of average daily net assets over $500 million up to $1 billion;
0.05% of average daily net assets in excess of $1 billion

TRANSAMERICA ASSET MANAGEMENT, INC.

By:

Name:	John K. Carter

Title:	Chairman, President and Chief Executive Officer

Acknowledged and Agreed:

AEGON USA INVESTMENT MANAGEMENT, LLC

By:

Name:	Stephanie M. Phelps

Title:	Senior Vice President & Chief Financial Officer